Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-218172) and on Form S-8 (No. 333-197570; No. 333-200676; No. 333-213647; and No. 333-217731) of our reports dated February 21, 2018, relating to the financial statements and financial statement schedule of LendingClub Corporation, and the effectiveness of LendingClub Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of LendingClub Corporation for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of these Registration Statements.

/s/ Deloitte & Touche LLP

San Francisco, California

February 21, 2018